Exhibit 10.36

July 24, 2009

Scott Pack, Jr.
999 Corporate Blvd. Suite 300
Linthicum Heights, MD 21090

Dear Scott :

Congratulations!  Contingent only on the closing of the merger between Alpha Natural Resources, Inc. (“Alpha”) and Foundation Coal Corporation (“Foundation”) (with Alpha being the surviving entity), you are being offered the position of EVP Alpha Coal Sales Inc. - Sales & Marketing, reporting directly to Jack Porco EVP & Chief Commercial Officer.  It is expected that your new position will become effective Monday, August 3, 2009.

Your new position will be a challenging one that will require your undivided attention, energy, and significant personal commitment.  The potential rewards, however, are also significant, and our management team is enthusiastic about Alpha’s prospects.  We operate on a team concept with open communication and mutual respect for the talent assembled.

Your new position with Alpha will include the following compensation and benefit package:

1.           A bi-weekly salary of $12,730.76 ($331,000.00 divided by 26 pay periods per year).  This is an exempt, salaried position.

2.           Your 2009 Annual Incentive Bonus Plan will be based on your pre-merger salary grade and your pre-merger base pay.  Beginning in 2010, you will be eligible to participate at a target bonus payment of 75% of your new base pay, subject to the terms and conditions of the plan.  As has been previously stated, the bonus payment is not guaranteed, but instead, is based on the attainment of certain company and personal performance targets that will be determined between you and your supervisor.

3.           Between now and December 31, 2010, you will remain eligible to participate in the Foundation Coal Corporation Benefit Plans, which will be assumed and maintained by Alpha.   All benefits, however, are subject to the terms of the actual Benefit Plans, as may be amended from time to time.

4.           You will be required to relocate from your home in the Baltimore, Maryland area to the Abingdon, Virginia area no later than December 31, 2010.  As a result, you are being offered relocation benefits as outlined in the attached copy of the Foundation Coal Corporation Relocation Policy for Transferred Employees.  You are being offered benefits under this policy to aid you with home sales assistance in Maryland, as well as the move and purchasing of a residence in Abingdon, Virginia.  For merger related transfers only, an addendum to the relocation policy has been approved to assist you in the event that you suffer a loss between the initial purchase price of your home in Maryland and the eventual sales price of that home.   A copy of the addendum as well as various forms that must be completed prior to the coverage of any relocation expenses are attached.

5.           Subject to the approval of the Compensation Committee of the Board of Directors of Alpha (“Committee”), you will be eligible to participate in the Amended and Restated 2004 Stock Incentive Plan, with an opportunity to earn a long-term incentive award equal to 175% of your 2010 base pay, which award will be subject to the terms and conditions of the plan and related award agreements.

6.           Subject to the approval of the Committee, and subject to executing the enclosed Consent Agreement, you will become a participant in the Alpha's Key Employee Separation Plan, as amended and restated (the "Plan"), and an opportunity to participate in the Alpha Key Employee Retention Program.  See the enclosed letter explaining how the Retention Program works.  Subject to the Committee's approval and all the terms and conditions of the Plan, Alpha will recommend, among the other benefits that may be provided under the Plan, that your multiplier for purposes of determining the lump sum cash payment based on base pay plus target bonus (the "Benefit Factor") be 2.0 in the event of a covered change in control termination and 1.5 in the event of a covered termination prior to a change in control.

Your employment with Alpha is conditioned on your agreement to terminate your January 1, 2009 Employment Agreement with Foundation Coal Corporation, as provided for in the Consent Agreement.

Your employment with Alpha will be at will, meaning that you can quit at any time for any reason and Alpha can terminate your employment at any time and for any reason.

Scott, the management of Alpha Natural Resources looks forward to you joining our organization.  I am confident that the skills and knowledge that you bring with you will help to strengthen our team.  Please call Gary Banbury at 276.619.4055 with any questions about any aspects of your new employment opportunity.

If you agree with the terms of this offer letter and would like to become a member of the Alpha Team, please acknowledge by signing below and returning it to me, along with a signed Consent Agreement, by 1:00 pm, July 30, 2009

Sincerely,

Jack Porco
EVP & Chief Commercial Officer
And President, Alpha Coal Sales

Accepted:     /s/  A. Scott Pack, Jr.    Date:  7-30-09
       A. Scott Pack, Jr.

Cc:  G. Banbury

Attachments:
Consent Agreement
Letter Regarding the Retention Program

September 9, 2009

Scott Pack, Jr.
999 Corporate Blvd. Suite 300
Linthicum Heights, MD 21090

Dear Scott :

Congratulations!  Please accept the position of EVP Sales Alpha Natural Resources Inc., and President Alpha Coal Sales Co., LLC., reporting directly to Kurt Kost, President Alpha Natural Resources Inc.  It is expected that your new position will become effective Thursday September 10, 2009.

Your new position will be a challenging one that will require your undivided attention, energy, and significant personal commitment.  The potential rewards, however, are also significant, and our management team is enthusiastic about Alpha’s prospects.  We operate on a team concept with open communication and mutual respect for the talent assembled.

Your new position with Alpha will include the following compensation and benefit package:

1.           A bi-weekly salary of $13,461.53 ($350,000.00 divided by 26 pay periods per year).  This is an exempt, salaried position.

2.           Your 2009 Annual Incentive Bonus Plan will be based on your pre-merger salary grade and your pre-merger base pay.  Beginning in 2010, you will be eligible to participate at a target bonus payment of 75% of your new base pay, subject to the terms and conditions of the plan.  As has been previously stated, the bonus payment is not guaranteed, but instead, is based on the attainment of certain company and personal performance targets that will be determined between you and your supervisor.

3.           Between now and December 31, 2010, you will remain eligible to participate in the Foundation Coal Corporation Benefit Plans, which will be assumed and maintained by Alpha.   All benefits, however, are subject to the terms of the actual Benefit Plans, as may be amended from time to time.

4.           You will be required to relocate from your home in the Baltimore, Maryland area to the Abingdon, Virginia area

5.           Subject to the approval of the Compensation Committee of the Board of Directors of Alpha (“Committee”), you will be eligible to participate in the Amended and Restated 2004 Stock Incentive Plan, with an opportunity to earn a long-term incentive award equal to 200% of your 2010 base pay, which award will be subject to the terms and conditions of the plan and related award agreements.

6.           All previously agreed benefits (KESP participation and Cash Retention) covered by the Consent will remain unchanged, other than the Cash Retention will be calculated based on new base compensation.

Your employment with Alpha will be at will, meaning that you can quit at any time for any reason and Alpha can terminate your employment t any time and for any reason.

Scott, the management of Alpha Natural Resources looks forward to you leading the sales organization.  I am confident that the skills and knowledge that you bring with you will help to strengthen our team.  Please call Gary Banbury at 276.619.4055 with any questions about any aspects of your new employment opportunity.

If you agree with the terms of this offer letter, please acknowledge by signing below and returning it to me, by September 10, 2009

Sincerely,

Kurt Kost

Accepted:     /s/  A. Scott Pack, Jr.    Date:  September 9, 2009
       A. Scott Pack, Jr.

Cc:  G. Banbury